Exhibit 99.2

Special Attention

February 23, 2011
Bulletin No. 1374

Partial Repurchase of Excess Capital Stock

Dear Chief Executive Officer:

I am pleased to announce that the Bank plans to repurchase up to $478 million in excess capital stock on March 25, 2011. This repurchase, combined with the scheduled redemption of $22 million in mandatorily redeemable capital stock during the quarter, will reduce the Bank's excess capital stock by up to $500 million.

The amount of excess stock to be repurchased from any shareholder will be determined by the Bank on March 25, 2011, based on the total amount of stock outstanding to all shareholders. For example, based on total capital stock outstanding as of February 17, 2011, the percentage share of the $478 million repurchase amount for each shareholder would be approximately 4.0% of the shareholder's total capital stock outstanding. In this case, the Bank would repurchase 4.0% of the shareholder's total capital stock outstanding, to the extent that the shareholder had sufficient excess capital stock on the repurchase date. Please note that the actual percentage will be calculated on March 25, 2011. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for a stock repurchase on and after the repurchase date.

The Bank will use the following pro-rata allocation methodology to determine the amount of excess stock to be repurchased from each shareholder. On March 25, 2011, we will:

  Determine the total amount of stock outstanding to all shareholders, including mandatorily redeemable capital stock
  Divide the amount available for repurchase ($478 million) by the total stock outstanding to determine each shareholder's percentage share of the repurchase amount
  Apply the percentage to each shareholder's total stock outstanding to determine the allocated amount
  Compare the allocated amount to the amount of the shareholder's excess stock
  Repurchase the amount allocated to each shareholder (up to the total amount of the shareholder's excess stock)

If a shareholder's excess stock equals or exceeds the amount allocated, the Bank will repurchase the full amount allocated to that shareholder. If a shareholder's excess stock is less than the amount allocated, the Bank will repurchase all of the shareholder's excess stock. If a shareholder has no excess stock on the repurchase date, the Bank will not repurchase any stock from that shareholder. Shareholders with excess stock on the repurchase date may not opt out of the repurchase.

A shareholder may identify which shares of excess capital stock are to be repurchased by notifying the Bank in writing on or before March 23, 2011. If a shareholder does not notify the Bank of the shares to be repurchased in writing before the repurchase date, the Bank will repurchase the excess stock on a last-in, first-out (LIFO) basis, excluding stock dividends previously credited. If a shareholder does not have enough purchased shares for the repurchase, the Bank will repurchase the necessary amount of stock dividend shares on a LIFO basis after repurchasing all purchased shares. In any case, if a member has submitted a Notice of Redemption on any shares of excess capital stock, those shares will be repurchased first.

We will credit the proceeds from the repurchase of excess capital stock to each shareholder's Settlement/Transaction Account with the Bank on March 25, 2011. Please note that the funds will become available for withdrawal on the following business day.

For more information about the repurchase of excess capital stock, please contact your Relationship Manager or Craig Wolgamott, Assistant Vice President, Accounting Operations, at (415) 616-2634 or wolgamoc@fhlbsf.com.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

The Bank's earnings release for 2010 and the fourth quarter of 2010 was published on February 22, 2011, was filed on Form 8-K with the Securities and Exchange Commission on February 23, 2011, and is herein incorporated by reference.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "plans," "will," "would," "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular plan, objective, projection, estimate, or prediction is realized, including the plan to repurchase excess capital stock. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and legislative developments and actions and changes to the financial condition of the Bank. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.